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                                                                  EXHIBIT 10.01


                          UNITED CITIES GAS COMPANY

                      ANNUAL INCENTIVE COMPENSATION PLAN

                               JANUARY 1, 1989

                    REVISED AND RESTATED JANUARY 1 , 1994

              (ALL CHANGES ARE HIGHLIGHTED IN BOLD AND ITALICS.)

SECTION 1:   PURPOSE

   The purpose of the plan is to recognize and reward key employees for their contributions to the ongoing success of United Cities Gas Company through the payment of INCENTIVE compensation, in addition to their base salaries, for the achievement of financial and operating objectives during the year.

SECTION 2:   GENERAL DESCRIPTION

   Key executives and managers are selected each year for participation in the Annual Incentive Compensation Plan. Selection is based on the individual's ability to have a significant impact on the performance of United Cities Gas Company. At the time of selection, an eligibility level and "target" incentive award range is identified for each participant. The targeted incentive award range varies based on the participant's level in the organization and impact on the company.

   Annual incentive awards will be based on performance against preestablished performance measures. Each participant's incentive award will be based on performance, measured by NO FEWER THAN 3 AND NO MORE THAN 6 specific performance measures. No incentive awards will be paid, regardless of the performance against these performance measures, unless United Cities Gas Company RETURN ON THE AVERAGE SHAREHOLDERS' EQUITY AT THE END OF THE PRIOR YEAR, equals or exceeds the established THRESHOLD for the year.

   Awards will be paid in cash OR RESTRICTED STOCK BY MARCH 15, FOLLOWING the end of the plan year. The plan allows voluntary deferrals of cash awards to the extent permitted under ERISA rules applicable to nonqualified deferred compensation plans.


SECTION 3:   EFFECTIVE DATE AND PLAN YEAR

   The PLAN WAS FIRST IMPLEMENTED as of January 1, 1989, WITH THE FIRST PLAN YEAR ENDING DECEMBER 31, 1989. A NEW "PLAN YEAR" COMMENCES EACH SUCCEEDING JANUARY 1 THROUGH DECEMBER 31.


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SECTION 4:   ELIGIBILITY AND PARTICIPATION

   Key employees will be selected for participation annually at the beginning of the plan year, based on the recommendations of the Chief Executive Officer. Selection for participation in one year does not guarantee selection in following years. Participants will be notified OF THEIR PARTICIPATION, THEIR INCENTIVE AWARD OPPORTUNITY (RANGE), AND THE PERFORMANCE RESULTS THAT MUST BE ACHIEVED TO EARN AN AWARD, AS SOON AS PRACTICAL AFTER the commencement of the plan year. Participation in the plan shall be neither a contract for nor a guarantee of continued employment of the participant.

   Employees hired OR PROMOTED AFTER THE BEGINNING OF A PLAN YEAR, who would otherwise be eligible, may be eligible for participation in their year of hire OR PROMOTION with the approval of the Chief Executive Officer. NEW EMPLOYEES WHO ARE ELIGIBLE AND EMPLOYEES PROMOTED TO OR DEMOTED FROM POSITIONS WHICH ARE ELIGIBLE FOR PARTICIPATION, WHO ARE NOT PARTICIPANTS FOR THE FULL YEAR, WILL RECEIVE A PRORATED AWARD BASED ON THE NUMBER OF MONTHS OF PARTICIPATION.


SECTION 5:   INCENTIVE AWARD LEVELS

   Incentive awards are expressed as a percentage of base salary AS STATED ON JANUARY 1 OF EACH PLAN YEAR. For each eligibility level, a target incentive award is established. Actual awards will vary above or below the target awards, based on performance above or below the targeted levels. A threshold and maximum award are also established for each eligibility level.

   Attachment A identifies the four eligibility levels. These LEVELS may be increased or decreased in future plan years, with the approval of THE COMPENSATION COMMITTEE OF the Board of Directors.


SECTION 6:   PERFORMANCE MEASURES

   The performance measures used in this Plan have been defined and will be the basis for measuring the performance of the individuals in the plan. In general, participants will be measured by no fewer than 3 and no more than 6 specific performance measures. PERFORMANCE MEASURES WILL REFLECT THE OVERALL OBJECTIVES OF THE ORGANIZATION (COMPANY, DIVISION OR TOWN), AS WELL AS THE INDIVIDUAL'S ABILITY TO IMPACT THE PERFORMANCE RESULT. The total weight of the performance measure allocated to each participant shall be 100%. The performance measures and their weightings may be changed on a year-to-year basis to reflect organizational and business strategy changes. Attachment B illustrates the allocation and weighting of the performance measures among the participants.

   These performance measures provide a quantitative basis for evaluating the COMPANY'S performance results at the Corporate, Division, and Town levels. Attachment C contains the performance measure definitions for the plan.



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SECTION 7:   PERFORMANCE STANDARDS

   For each performance measure, an appropriate range OF PERFORMANCE (standard) is established. For each level of performance, a specific incentive award is established for that performance measure. The key performance points are AS
FOLLOWS:

   (a) Threshold Performance -- That minimum performance level for each measure below which no incentive award will be earned. Performance at this level will earn the minimum incentive award.

   (b) Target Performance -- That level of performance chosen by management each year as the desired and expected level of performance, based upon the annual budget plans and normal business conditions. The target performance shall be set at a challenging but realistically achievable level. The target incentive award is paid for performance at this level.

   (c) Maximum Expected Performance -- That level of performance which, based upon historical performance and management judgment, would be exceptional or significantly beyond the expected. Performance at and above this level will earn the maximum incentive award.

   A portion of the incentive award will be earned for each level of performance result achieved within this range. Participants will be notified of these performance standards AS SOON AS PRACTICAL AFTER THE COMMENCEMENT OF THE PLAN YEAR. ATTACHMENT D ILLUSTRATES THE PERFORMANCE STANDARDS FOR THE PLAN YEAR.

   Actual performance results may be adjusted to eliminate the effect of extraordinary items (both positive and negative) that are not reflective of the true performance of the company.

SECTION 8:   COMPUTATION OF AWARDS

                 No incentive awards will be earned, regardless of the individual's performance, unless the company's RETURN ON AVERAGE SHAREHOLDERS' EQUITY AT THE END OF THE PRIOR YEAR equals or exceeds the established THRESHOLD for the year. THE PLAN ACTIVATION THRESHOLD FOR 1994 IS REACHED WHEN THE COMPANY'S RETURN ON AVERAGE SHAREHOLDERS' EQUITY FOR 1994 EQUALS 9.75% BASED ON THE AVERAGE SHAREHOLDERS' EQUITY FOR THE PRIOR YEAR BY TAKING THE SUM OF THE SHAREHOLDER' EQUITY AT THE BEGINNING OF THE YEAR AND THE END OF THE YEAR AND DIVIDING BY TWO.
         IF THE THRESHOLD IS MET, COMPUTATION OF AWARDS IS BASED ON EACH INDIVIDUAL'S PERFORMANCE MEASURES AND THE RESULTS ACHIEVED. THE INCENTIVE AWARD COMPUTED FOR DIVISION PARTICIPANTS USING THE DIVISIONAL RETURN ON EQUITY PERFORMANCE MEASURE WILL BE MULTIPLED BY A MULTIPLIER BASED ON CORPORATE PERFORMANCE RESULTS. ATTACHMENT E ILLUSTRATES THE COMPUTATION OF AWARDS.


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SECTION 9:   PAYMENT OF AWARDS

   The annual incentive awards will be determined AFTER the end of the plan year and paid as soon as practical, but BEFORE MARCH 15 OF THE YEAR FOLLOWING THE END OF THE PLAN YEAR. Awards are not considered earned or vested until they are paid. Unless otherwise specified, a participant must be employed ON THE DATE OF PAYMENT in order to receive an incentive award. Awards under the plan cannot be assigned.

   Incentive awards will be computed based on the participant's base salary AS STATED ON JANUARY 1 of the plan year. Incentive awards for participants hired, PROMOTED, OR DEMOTED, after the beginning of the plan year, will be one-twelfth of the applicable incentive compensation award for each full month of PARTICIPATION during the year based on the participant's base salary AS STATED ON JANUARY 1 OF THE PLAN YEAR. EMPLOYEES HIRED OR PROMOTED BEFORE THE 15TH OF A GIVEN MONTH WILL BE CREDITED WITH A FULL MONTH OF PARTICIPATION. EMPLOYEES HIRED OR PROMOTED AFTER THE 15TH WILL NOT BE CREDITED FOR PARTICIPATION DURING THEIR MONTH OF HIRE OR PROMOTION. EMPLOYEES DEMOTED FROM AN ELIGIBLE POSITION BEFORE THE 15TH OF A GIVEN MONTH WILL NOT BE CREDITED WITH A FULL MONTH OF PARTICIPATION. EMPLOYEES DEMOTED FROM AN ELIGIBLE POSITION AFTER THE 15TH WILL BE CREDITED FOR PARTICIPATION DURING THE MONTH OF DEMOTION.

   If a participant retires, OR becomes disabled during a plan year, THE PARTICIPANT'S annual incentive awards will be based on one-twelfth of the annual incentive compensation award of the applicable year for each full month of employment during the year. If a participant dies during a plan year, the annual incentive award payable shall be determined by the Compensation Committee and paid to the estate or beneficiaries of the participant.

SECTION 10:  RESTRICTED STOCK AWARDS

   IN ANY PLAN YEAR IN WHICH THE TOTAL INCENTIVE AWARD EXCEEDS THE TARGET AWARD LEVEL, ALL AMOUNTS ABOVE THE OVERALL TARGET LEVEL WILL BE PAID IN THE FORM OF RESTRICTED STOCK FOR OFFICERS OF THE COMPANY (17 INDIVIDUALS IN 1994). THE NUMBER OF SHARES WILL BE BASED ON THE STOCK PRICE AT THE BEGINNING OF THE PLAN YEAR (PRECEDING 30 DAY AVERAGE), AND THE RESTRICTION PERIOD WILL BE THREE YEARS. AT THE END OF THE THREE YEAR PERIOD, ALL RESTRICTIONS (RELATING TO TRANSFERABILITY OF THE SHARES) WILL LAPSE SO LONG AS THE OFFICER HAS BEEN CONTINUOUSLY EMPLOYED DURING THE THREE YEAR RESTRICTION PERIOD. IF THE OFFICER IS TERMINATED BY THE COMPANY OR TERMINATED DUE TO DEATH, DISABILITY OR RETIREMENT, THE RESTRICTIONS WILL LAPSE ON THE DATE OF TERMINATION. IF THE OFFICER RESIGNS VOLUNTARILY OR IS TERMINATED FOR JUST CAUSE, THEIR RESTRICTED SHARES ARE FORFEITED. THESE RESTRICTED SHARES WILL BE GRANTED UNDER THE LONG TERM STOCK PLAN OF 1989, WHICH AUTHORIZES THE AWARD OF RESTRICTED SHARES.

SECTION 11:  VOLUNTARY DEFERRALS OF AWARDS

   A participant in the plan may choose to voluntarily defer receipt of a cash award that is otherwise payable if the participant requesting a deferral IS part of a select group of management and highly compensated employees as defined by the Employee Retirement Income Security Act of 1974. Deferrals shall be in an amount and for a term designated in a deferral agreement executed prior to the commencement of the plan year. Interest on deferred amounts will be credited at the prime rate.


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SECTION 12:  PROGRAM ADMINISTRATION

   The United Cities Gas Company Board of Directors reserves the right to amend or terminate the plan at any time. The Compensation Committee of the Board of Directors shall administer and interpret the plan, as necessary, for fair and equitable ongoing administration.